Exhibit 99.1
[GENAERA LOGO]
FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941 -5675	(609) 849-6007
www. genaera. com	sneath@pnlifesciences.com

Genaera Announces Diabetes IND In Effect for Trodusquemine (MSI-1436)

-Second filing provides opportunity for additional indications and increased potential market-

Plymouth Meeting, Pa. - January 23, 2007 - Genaera Corporation (NASDAQ: GENR) today announced that the investigational new drug (IND) application submitted to the US Food and Drug Administration (FDA) for trodusquemine (MSI-1436) in type 2 diabetes is now in effect. This application represents the second IND filed by the Company in 2007 for MSI-1436. A previous IND for the treatment of obesity, under which Genaera is currently conducting phase 1 clinical trials, has been in effect since April 2007. MSI-1436 is a novel therapeutic for the treatment of type 2 diabetes and obesity which acts by regulating insulin and leptin receptor signaling through inhibition of the tyrosine phosphatase, PTP-1B.

"A growing body of data indicates that inhibition of PTP-1B is central to controlling the key pathologies associated with type 2 diabetes; namely insulin sensitivity and obesity," said Jack Armstrong, President and Chief Executive Officer of Genaera. "Since MSI-1436 has demonstrated significant potential to impact both the insulin and leptin pathways, we believe this new IND provides us with the opportunity for additional indications and a much broader potential market. Therefore, we are implementing a clinical plan which evaluates the drug's potential in type 2 diabetes, in addition to our ongoing obesity studies. With this dual strategy, we believe that we are well-positioned to maximize the therapeutic potential of MSI-1436."

In October 2007, Genaera completed the first phase 1 study of MSI-1436 in healthy obese and overweight subjects. MSI-1436 is currently being evaluated in a second phase 1 ascending single dose study in overweight and obese type 2 diabetics (study MSI-1436C-103) under Genaera's obesity IND. Additional phase 1 studies will explore the potential of MSI-1436 in type 2 diabetics and the Company plans to pursue type 2 diabetes as its lead indication in phase 2.

About Trodusquemine (MSI-1436)

Trodusquemine is a centrally and peripherally-acting appetite suppressant and the first highly selective inhibitor of protein tyrosine phosphatase 1B (PTP-1B). PTP-1B is central to controlling the function of both the leptin and insulin pathways. By inhibiting PTP-1B, MSI-1436 is expected to decrease appetite and normalize blood sugar. Trodusquemine has produced consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, trodusquemine has shown the ability to reverse co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera's programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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